EXHIBIT 4.2

Execution Version

FIRST AMENDMENT TO THE

PURCHASE AGREEMENT

July 20, 2011

This First Amendment to the Purchase Agreement (the “First Amendment”) is dated as of the date hereof, between Icagen, Inc., a Delaware corporation with offices at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703 (“Icagen”), and Pfizer Inc., a Delaware corporation with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”).

Capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Pfizer and Icagen entered into a Purchase Agreement (the “Purchase Agreement”) as of August 13, 2007, whereby Pfizer agreed to purchase from Icagen, and Icagen agreed to issue and sell to Pfizer, upon the terms and conditions stated in the Purchase Agreement, up to a maximum of $15,000,000 of Icagen’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, on August 20, 2007, in a first closing under the Purchase Agreement, Icagen sold shares of Common Stock with an aggregate purchase price of approximately $15,000,000 to Pfizer and in a subsequent closing under the Purchase Agreement on February 13, 2008, Icagen sold shares of Common Stock to Pfizer with an aggregate purchase price of approximately $10,000,000;

WHEREAS, under Section 3.6 of the Purchase Agreement, Pfizer agreed to appoint, subject to certain exceptions, each of the President and the Treasurer of Icagen, with full power of substitution, as the proxies of Pfizer with respect to certain matters on which Pfizer is entitled to vote as a holder of Common Stock;

WHEREAS, concurrently with the execution and delivery of this First Amendment, Icagen, Pfizer and Eclipse Acquisition Corp., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Pfizer, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Proxy

1.1.	The parties agree that, effective upon the execution of this First Amendment, and notwithstanding any provision in the Purchase Agreement to the contrary, Pfizer shall be permitted to vote, or cause to be voted, and Pfizer hereby agrees to vote, or cause to be voted, all of the Shares then beneficially owned by Pfizer or any of its subsidiaries (including Sub) in favor of the Merger and the adoption of the Merger Agreement.

1.2.	The parties further agree that, from and after the Acceptance Time, and notwithstanding any provision in the Purchase Agreement to the contrary, Pfizer shall be permitted to vote or cause to be voted, all of the Shares then beneficially owned by Pfizer or any of its subsidiaries (including Sub) for such directors on Icagen’s board of directors as are designated by Pfizer pursuant to Section 6.10 of the Merger Agreement.

2.	Miscellaneous

2.1.	If for any reason the Merger Agreement is terminated, this First Amendment shall automatically terminate and be of no further force or effect.

2.2.	The parties hereby confirm and agree that, as amended hereby, the Purchase Agreement, including all other terms and conditions, remains in full force and effect and is a binding obligation of the parties hereto.

2.3.	This First Amendment may be executed in two or more counterparts, by facsimile or other electronic format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the date first above written.

ICAGEN, INC.

By:	/s/ P. Kay Wagoner, Ph.D.
Name:	P. Kay Wagoner, Ph.D.
Title:	President and Chief Executive Officer

PFIZER INC.

By:	/s/ Douglas E. Giordano
Name:	Douglas E. Giordano
Title:	Senior Vice President Worldwide Business Development

FIRST AMENDMENT TO PURCHASE AGREEMENT